Exhibit 99.1

Chemomab Announces Appointment of Matthew Frankel, MD, MBA
as Chief Medical Officer

TEL AVIV, Israel, November 14, 2022 -- Chemomab Therapeutics, Ltd. (Nasdaq: CMMB) (Chemomab), a clinical-stage biotechnology company focused on the discovery and development of innovative therapeutics for fibrotic and inflammatory diseases with high unmet need, today announced the appointment of Matthew Frankel, MD, MBA as Chief Medical Officer (CMO) and Vice President of Drug Development.

“We believe Dr. Frankel’s wealth of experience across all aspects of clinical development and medical affairs, along with his outstanding performance in helping to bring biologic and small molecule drugs to market for both rare and chronic diseases, will be invaluable as we advance the CM-101 clinical program,” said Dale Pfost, PhD, Chief Executive Officer of Chemomab. “We have greatly benefitted from the singular talents of interim CMO Dave Weiner, who will be staying on as a Senior Advisor, and are fortunate now to have Matt Frankel, with his exceptional breadth of experience and track record of success, joining as our full- time CMO.”

Dr. Frankel most recently served as Vice President, Clinical Development and Medical Affairs, Specialty Pharma at Boehringer Ingelheim, where he led functional teams developing new drugs for oncology, immunology, pulmonary, and central nervous system diseases. Previously Dr. Frankel was Vice President & Head, Immunology and Dermatology Medical Unit at Novartis, where he oversaw medical affairs activities and late phase clinical development for Cosentyx®, Ilaris®, and Zortress®. At the Sandoz unit of Novartis, Dr. Frankel successfully built and led the medical affairs organization supporting the biopharmaceutical, biosimilar and generics businesses for launches including Kerydin®, Glatopa® and Zarxio®.

“Chemomab’s CM-101 is an intriguing investigational drug, with its novel CCL24 target, dual mechanism of action, breadth of application and disease-modifying potential in serious progressive diseases with few effective treatment options,” said Dr. Frankel. “Chemomab scientists have assembled an impressive body of preclinical and early clinical evidence supporting the utility of their approach, and I welcome the opportunity to join this talented team as we move to rapidly expand and accelerate our CM-101 clinical programs.”

Earlier in his career, Dr. Frankel held clinical development leadership roles across geographies and therapeutic disease areas at Reata, Fibrogen, Abbott Labs, and Schering Plough. Dr. Frankel received a BA degree from Vassar College, an MD degree from the University of California School of Medicine, Los Angeles and an MBA from the J. L. Kellogg Graduate School of Management at Northwestern University.

He is board certified in internal medicine.

About Chemomab Therapeutics Ltd.
Chemomab is a clinical stage biotechnology company focusing on the discovery and development of innovative therapeutics for fibrotic and inflammatory diseases with high unmet need. Based on the unique and pivotal role of the soluble protein CCL24 in promoting fibrosis and inflammation, Chemomab developed CM-101, a monoclonal antibody designed to bind and block CCL24 activity. CM-101 has demonstrated the potential to treat multiple severe and life-threatening fibrotic and inflammatory diseases. It is currently in Phase 2 trials for primary sclerosing cholangitis and liver fibrosis, with a Phase 2 trial in systemic sclerosis expected to open around year-end, with first patients enrolled in early 2023. For more information on Chemomab, visit chemomab.com.

Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements include, among other things, statements regarding the clinical development pathway for CM-101; the future operations of Chemomab and its ability to successfully initiate and complete clinical trials and achieve regulatory milestones; the nature, strategy and focus of Chemomab; the development and commercial potential and potential benefits of any product candidates of Chemomab; and that the product candidates have the potential to address high unmet needs of patients with serious fibrosis-related diseases and conditions. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Chemomab’s current expectations. Forward-looking statements involve risks and uncertainties. Because such statements deal with future events and are based on Chemomab’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Chemomab could differ materially from those described in or implied by the statements in this presentation, including: the uncertain and time-consuming regulatory approval process; risks related to Chemomab’s ability to correctly manage its operating expenses and its expenses; Chemomab’s plans to develop and commercialize its product candidates, focusing on CM-101; the timing of initiation of Chemomab’s planned clinical trials; the timing of the availability of data from Chemomab’s clinical trials; the timing of any planned investigational new drug application or new drug application; Chemomab’s plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of Chemomab’s product candidates; Chemomab’s commercialization, marketing and manufacturing capabilities and strategy; Chemomab’s ability to protect its intellectual property position; and the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all. Additional risks and uncertainties relating to Chemomab’s and its business can be found under the caption “Risk Factors” and elsewhere in Chemomab’s filings and reports with the SEC. Chemomab expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Chemomab’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contacts:

Media: Barbara Lindheim Chemomab Therapeutics Consulting Vice President Investor & Public Relations, Strategic Communications Phone: +1-917-355-9234 barbara@chemomab.com	Investor Relations: Irina Koffler LifeSci Advisors, LLC Phone: +1-917-734-7387 ir@chemomab.com